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                                                                Exhibit 3a

                                 NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:                FOR IMMEDIATE RELEASE
Glenda S. Greenwood
Director of Marketing
Security National Bank
40 S. Limestone Street
Srpingfield, OH 45502
(513) 324-6800 / 372-9211
(513) 324-6861 FAX
(513) 390-3465 Residence

Security Banc Corporation, Springfield, Ohio and CitNat Bancorp, Inc., Urbana, Ohio, jointly announced today the signing of a definitive merger Agreement for CitNat Bancorp, Inc. to merge with Security. Under the terms of the Merger Agreement, shareholders of CitNat Bancorp will receive 2.1842 common shares of Security for each CitNat Bancorp common share. The companies expect the merger to be completed during the third quarter of 1996.

Harry O. Egger, President, Chairman and Chief Executive Officer of Security said "We are delighted that CitNat Bancorp, Inc. and Citizens National Bank are joining our organization. We are excited about extending our banking market north into Champaign County and the opportunities that exist to grow further Citizen's market areas. More importantly, the common philosophy of our two community banking organizations is to provide the best personalized banking services to all of our communities and customers. The communities of Urbana, Mechanicsburg, North Lewisburg and Plain City, which are currently being served by Citizens will continue to play a prominent part in the future of our organization." These offices will continue to be branches of Citizens National Bank.

James R. Wilson, President and Chief Executive Officer of CitNat Bancorp, Inc. said, "In order to best represent the interests of all our shareholders, the many communities and the staff, the Directors evaluated our ownership options. When it became apparent that the advantages of formulating a transaction with Security Banc Corporation clearly outweighed the long term prospects of total independence, the Directors agreed that the transaction was very desirable. Security National Bank and Trust Co. and The Citizens National Bank represent a near perfect fit and will operate as separate subsidiaries of Security Banc Corporation.

Security Banc Corporation's approach toward price, method and payment and future strategy for The Citizens National Bank was most encouraging. Utilizing an excellent legal firm and professional banking firm, the CitNat Bancorp Directors were able to approve a superb transaction. On March 14, 1996, the CitNat Bancorp Board of Directors approved the definitive Merger Agreement.

Security Banc Corporation's plan is to encourage The Citizens National Bank's

                                 NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:                FOR IMMEDIATE RELEASE
Glenda S. Greenwood
Director of Marketing
Security National Bank
40 S. Limestone Street
Srpingfield, OH 45502
(513) 324-6800 / 372-9211
(513) 324-6861 FAX
(513) 390-3465 Residence

page two

growth as a commercial bank existing with its present charter. The Citizens National Bank will retain its original bank charter and original bank name.
The employees will retain their present positions and the bank will continue to operate under the direction of its present Board of Directors. The Board of Directors is confident that this affiliation will provide for the continuation of sucessful operations of the bank and an improved customer service capability for our clientele.

The transaction is subject to approval by regulatory agencies and CitNat Bancorp, Inc. shareholders.

As of December 31, 1995, Security had total assets of $536 million and stockholders equity of $72.8 million. Security's subsidiary, The Security National Bank and Trust Company operates 14 banking offices in Springfield and other communities within Clark and Greene counties.

As of December 31, 1995, CitNat Bancorp, Inc. reported total assets of $140 million and total stockholders equity of $17.5 million. CitNat Bancorp, Inc., through its subsidiary, The Citizens National Bank of Urbana, operates six offices in Champaign and Madison counties.

GSG:bg